Exhibit 16.1

Exhibit 16.1

May 14, 2008

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We are the former independent accountants for Midwest Uranium Corporation (the "Company").  We have been furnished with a copy of the Company's filing on Form 8-K disclosing our dismissal as independent public accountants of the Company.  We confirm our agreement with the statements made in such disclosure insofar as they relate to our firm. We are not in a position to agree or disagree with the statements in such disclosure regarding the approval of our dismissal by the Board of Directors of the Company or the appointment of or consultations with new independent accountants by the Company.

Yours truly,

“DMCL”

DALE MATHESON CARR-HILTON LABONTE LLP

Chartered Accountants